Exhibit 99
HERITAGE BANKSHARES, INC.                             200 East Plume  Street
                                                      Norfolk, Virginia 23510

                              FOR IMMEDIATE RELEASE

Press Release

Contact:     Robert J. Keogh, President & CEO
Phone:       757-523-2651

HERITAGE BANKSHARES, INC. ANNOUNCES 28% INCREASE IN EARNINGS FOR THE FIRST
QUARTER

NORFOLK, VA - Heritage Bankshares, Inc. (HBKS.OB) today reported first quarter earnings of $411 thousand, or $0.49 per share (diluted) up from $320 thousand, or $0.38 per share, a year ago. Book value per share rose 10.7 percent to $15.45.

Revenue rose 16.3 percent over the previous year to $1.54 million. Net interest income was up 7.9 percent over last year's results reaching $1.19 million. Noninterest income was up 57.8 percent primarily due to mortgage banking income which increased 116.1 percent to $158 thousand and to a lesser extent to the receipt of $43 thousand of insurance proceeds related to the Company's deferred compensation program. Non interest income for the first quarter was $351 thousand compared with $222 thousand last year.

The provision for credit losses of $10 thousand for the quarter coupled with net loan recoveries of $51 thousand resulted in a $1.15 million allowance for credit losses. The allowance was 1.34 percent of loans at March 31, 2003 compared with a year ago when the allowance for credit losses was $1.08 million or 1.29 percent of loans.

Assets at quarter end reached $125.40 million, representing an 8.41 percent increase over the $115.67 million reported last year. Net loans, the largest component of assets, grew $2.37 million, ending the quarter at $84.84 million. Deposits were $106.61 million, a 7.55 percent increase over the $99.13 million reported in 2002. Equity capital of $12.15 million was 9.66 percent of total assets.

Heritage Bankshares, Inc. is the parent company of Heritage Bank & Trust (heritagenorfolk.com). The Bank has 4 full-service branches in the city of Norfolk and 1 branch in the city of Chesapeake. The Bank offers 24 hour banking services at all of the Norfolk locations. Heritage provides a full range of financial services including mortgage loans, insurance, and annuities.

Safe Harbor Statement

This press release and certain information provided periodically in writing by the Company contains certain "forward-looking statements" as defined in the federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include statements regarding intent, belief or current expectation of the Company, its directors and officers with respect to, among other things: the current and long-term value of the Company, and the company's future performance. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statement.